UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Global Blood Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Global Blood Therapeutics, Inc.

400 East Jamie Court, Suite 101

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 20, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 20, 2017 at 8:00 a.m. local time, at the offices of Global Blood Therapeutics, Inc., 400 East Jamie Court, Suite 101, South San Francisco, California 94080, for the following purposes:

1. To elect the two Class II directors, as nominated by the Board of Directors, to hold office until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Proposal 1 relates solely to the election of two Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors has fixed the close of business on Friday, April 21, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy as instructed in the Important Notice Regarding the Availability of Proxy Materials that you will receive in the mail. You may also request a paper proxy card at any time on or before June 5, 2017 to submit your vote by mail. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

By Order of the Board of Directors
Global Blood Therapeutics, Inc.
/s/ Ted W. Love, M.D.
Ted W. Love, M.D.
President and Chief Executive Officer

South San Francisco, California

April 28, 2017

Your vote is important, whether or not you expect to attend the Annual Meeting of Stockholders. You are urged to vote either via the Internet or telephone, or vote by mail by requesting a printed copy of the proxy card, as instructed in the Important Notice Regarding the Availability of Proxy Materials that you will receive in the mail. Voting promptly will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

GLOBAL BLOOD THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

June 20, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies for use prior to or at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Blood Therapeutics, Inc. (the “Company”), a Delaware corporation, to be held at 8:00 a.m., local time, on Tuesday, June 20, 2017 and at any adjournments or postponements thereof for the following purposes:

1.	To elect two (2) Class II directors, as nominated by the Company’s Board of Directors (“Board of Directors”), to hold office until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at the offices of the Company, 400 East Jamie Court, Suite 101, South San Francisco, California 94080. On or about April 28, 2017, we mailed to all stockholders entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2016 Annual Report on Form 10-K (“Annual Report”).

Solicitation

This solicitation is made on behalf of the Board of Directors. We will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by email, telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to stockholders.

Important Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, the Company may furnish proxy materials via the internet. Accordingly, all of the Company’s stockholders will receive a Notice, to be mailed on or about April 28, 2017.

On the date of mailing the Notice, stockholders will be able to access all of the proxy materials on the website at www.proxyvote.com. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including the Annual Report) over the internet or through other methods specified on the website. The website contains instructions as to how to vote by internet or over the telephone. The Notice also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions included in the Notice for requesting such materials.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on April 21, 2017 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of common stock will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 21, 2017, there were 43,622,095 shares of common stock issued and outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock as of the record date (present in person or represented by proxy) will constitute a quorum. We will appoint an inspector of elections for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Votes Required for Each Proposal

To elect our directors and approve the other proposals being considered at the Annual Meeting, the voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Permitted?
Election of Directors	Plurality	No
Ratification of KPMG LLP	Majority	Yes

“Discretionary Voting Permitted” means that brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client.

“Majority” means a majority of the votes properly cast for and against such matter.

“Plurality” means a plurality of the votes properly cast on such matter. For the election of directors, the two nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Proposal One—Election of Directors. If a quorum is present, the two director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHHOLD” for any nominee by specifying the name of the nominee on your proxy card. Proposal One is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal Two—Approval of the Ratification of KPMG LLP as Independent Registered Public Accounting Firm. Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. Proposal Two is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.

We request that you vote your shares by proxy following the methods as instructed by the Notice: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (i) the election of each of the Company’s two (2) nominees as Class II directors; (ii) the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017; and (iii) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the Notice. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on June 19, 2017. The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this Proxy Statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing an instrument revoking it with the Company’s Secretary or by submitting a duly executed proxy bearing a later date prior to the time of the Annual Meeting. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Tricia Suvari, Secretary, c/o Global Blood Therapeutics, Inc., at the address of our principal executive offices at 400 East Jamie Court, Suite 101, South San Francisco, CA 94080. Our telephone number is (650) 741-7700. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone before these voting facilities close at 11:59 p.m. Eastern Time on June 19, 2017.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board of Directors to be presented at the 2018 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December 27, 2017 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. If the date of the 2018 annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the U.S. Securities and Exchange Commission (the “SEC”). A proposal submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if received after March 12, 2018.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than February 20, 2018 and no later than March 22, 2018. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The Board of Directors, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a Board of Directors that is divided into three classes. The term for each class is three years, staggered over time. This year, the term of the directors in Class II expires. Two of our Class II directors will each stand for re-election at the Annual Meeting. One of our Class II directors, Michael W. Bonney, will not stand for re-election at the Annual Meeting. Our Board of Directors is currently comprised of nine members and will adjust to eight members as of the date of the Annual Meeting. If both of the Class II director nominees are elected at the Annual Meeting, the composition of our Board of Directors will be as follows: Class I—Drs. Ted W. Love, Charles Homcy and Glenn F. Pierce; Class II—Mr. Willie L. Brown, Jr. and Dr. Philip A. Pizzo; and Class III—Messrs. Scott W. Morrison, Deval L. Patrick and Mark L. Perry.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the two Class II nominees designated below to serve until the 2020 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each nominee is currently a director. The Board of Directors expects that each nominee will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors. The biographies of our directors and their ages as of March 31, 2017 are set forth below.

Name	Age	Position
Ted W. Love, M.D.	58	President, Chief Executive Officer and Director
Michael W. Bonney(2)(3)(5)	58	Director
Willie L. Brown, Jr.(3)	83	Director
Charles Homcy, M.D.(4)	68	Director
Scott W. Morrison(1)	59	Director
Deval L. Patrick(1)(2)	60	Director
Mark L. Perry(1)(2)	61	Director
Glenn F. Pierce, M.D., Ph.D.(4)	61	Director
Philip A. Pizzo, M.D.(3)(4)	72	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Research and Development Committee.
(5)	Mr. Bonney will not stand for re-election at the Annual Meeting.

Nominees for Director

Class II:

The persons listed below are nominated for election to Class II of the Board of Directors to serve a three-year term ending at the 2020 annual meeting of stockholders and until their successors are elected and qualified.

The Board of Directors recommends that you vote FOR the following nominees:

Willie L. Brown, Jr. has served as a member of our Board of Directors since January 2015. Since January 2004, Mr. Brown has served as an attorney at law representing clients before state and local governments. Prior to that, from January 1996 to January 2004, Mr. Brown served as the 41st mayor of San Francisco. Mr. Brown is a practicing attorney, community leader and well-respected public official who served over 31 years in the California State Assembly, spending more than 14 years as its Speaker, from 1980 to 1995. He currently serves as chairman and chief executive officer of The Willie L. Brown, Jr. Institute on Politics and Public Service, an independent, non-profit organization providing a forum for non-partisan education, debate and discussion of public policy issues. Mr. Brown holds a degree in political science from San Francisco State University and a J.D. from University of California, Hastings College of the Law. He has received over 17 honorary degrees from prestigious institutions throughout his life. Mr. Brown’s qualifications to serve on our Board of Directors include more than 50 years of political, business and non-profit experience.

Philip A. Pizzo, M.D. has served as a member of our Board of Directors since September 2015. Dr. Pizzo currently serves as the David and Susan Heckerman Professor of Pediatrics and of Microbiology and Immunology at Stanford School of Medicine and is a founding director of the Stanford Distinguished Careers Institute. Since 2013, he has served on the board of directors of MRI Interventions, Inc., a publicly-traded medical device company. He previously served as Dean of the Stanford School of Medicine from 2001 to 2012, where he was also the Carl and Elizabeth Naumann Professor of Pediatrics and of Microbiology and Immunology. Before joining Stanford, he was the physician-in-chief of Children’s Hospital in Boston and chair of the Department of Pediatrics at Harvard Medical School from 1996 to 2001. Prior to that, Dr. Pizzo was at the National Cancer Institute, eventually serving as chief of pediatrics and acting scientific director in the Division of Clinical Sciences. Dr. Pizzo is the author of more than 630 scientific articles and 16 books and monographs, has received numerous awards and honors, is a member of the Institute of Medicine, and serves on several international boards. Dr. Pizzo holds a B.A. from Fordham University and an M.D. from the University of Rochester, School of Medicine. Dr. Pizzo’s qualifications to serve on our Board of Directors include his leadership in academic medicine and his work in the fields of pediatric medicine, science, education and healthcare.

Current Class II Director Not Standing for Re-Election

The following individual is retiring from the Board of Directors effective as of the Annual Meeting date and will not stand for re-election at the Annual Meeting:

Michael W. Bonney has served as a member of our Board of Directors since February 2016. Mr. Bonney was a Partner of Third Rock Ventures, LLC, a leading healthcare venture firm, from January to July 2016. Prior to joining Third Rock Ventures, Mr. Bonney served as Chief Executive Officer and a member of the board of directors of Cubist Pharmaceuticals, Inc. (“Cubist”) (a subsidiary of Merck & Co., Inc. as of January 2015), from June 2003 until his retirement on December 31, 2014. From January 2002 to June 2003, Mr. Bonney served as Cubist’s President and Chief Operating Officer, and from 1995 to 2001, he held various positions of increasing responsibility at Biogen, Inc., a biopharmaceutical company. Prior to joining Biogen, Mr. Bonney held various positions of increasing responsibility in sales, marketing and strategic planning at Zeneca Pharmaceuticals. Since 2014, Mr. Bonney has been a Director of Alnylam Pharmaceuticals, Inc., a biopharmaceutical company, where he serves on the Audit Committee, and was elected Chairman of the Board in December 2015. He is a Trustee of the Tekla complex of life sciences and healthcare dedicated funds, where he serves on the valuation committee and chairs the Governance Committee and the Nominating Committee. Additionally, Mr. Bonney serves as a Director and member of the Audit Committee of Celgene Corporation, Executive Chair of Magenta Therapeutics, and a Director of Revolution Medicines, the Whitehead Institute for Biomedical Research, and the Gulf of Maine Research Institute, as well as Chair of the Board of Trustees of Bates College. Previously, Mr. Bonney was a Director of NPS Pharmaceuticals, Inc., a biopharmaceutical company from 2005 until its sale to Shire plc in February 2015, where he served on several board committees. Mr. Bonney earned a B.A. in economics from Bates College. Mr. Bonney’s qualifications to serve on our Board of Directors include his extensive operational, commercial and senior management experience in the biopharmaceutical industry, as well as his experience serving on the board of directors (and certain of their key standing committees) of other companies and trade organizations within the biopharmaceutical industry.

Continuing Directors

Class III: Currently Serving Until the 2018 Annual Meeting

Scott W. Morrison has served as a member of our Board of Directors since January 2016. From 1996 to December 2015, Mr. Morrison was a partner at Ernst & Young LLP, a public accounting firm, and served as its U.S. Life Sciences Leader since 2002. He currently serves on the board of directors of Corvus Pharmaceuticals, Inc., a biopharmaceutical company, Audentes Therapeutics, Inc., a biotechnology company, and Symic Bio, a biopharmaceutical company. Mr. Morrison has served on numerous life sciences industry boards, including the Biotechnology Industry Organization (BIO) ECS Board, the Bay Area Bioscience Center, the California Life Sciences Foundation and the Biotechnology Institute. Mr. Morrison holds a B.S. in Accounting and Finance from the University of California, Berkeley and is a Certified Public Accountant (inactive). Mr. Morrison’s qualifications to serve on our Board of Directors include significant accounting expertise and knowledge of the life sciences industry through his 35 year career in public accounting serving public and private companies in the life sciences sector.

Deval L. Patrick has served as a member of our Board of Directors since April 2015. In April 2015, Mr. Patrick joined Bain Capital, LP, where he serves as managing director. From January 2007 to January 2015, Mr. Patrick served as the governor of Massachusetts. Prior to his tenure in government, from 2000 to 2004, Mr. Patrick served as the executive vice president and general counsel at The Coca-Cola Company. Prior to that, he served as vice president and general counsel at ChevronTexaco Corp. (previously Texaco Inc.), from 1998 to 1999. Mr. Patrick received an A.B. in English and American Literature from Harvard College and a J.D. from Harvard Law School. Mr. Patrick’s qualifications to serve on our Board of Directors include his significant experience as a business and government leader with a record of success in solving complex problems, making strategic investments, managing crises and building teams locally, nationally and internationally.

Mark L. Perry has served as a member of our Board of Directors since April 2015. From October 2012 to October 2013, Mr. Perry served as an entrepreneur-in-residence at Third Rock Ventures. Since August 2011, he has served on various boards of companies and non-profit organizations. In October 2004, Mr. Perry joined Aerovance, Inc., a biopharmaceutical company, as a director, and he served as president and chief executive officer of Aerovance from February 2007 to October 2011. Prior to that, Mr. Perry served as the senior business adviser of Gilead Sciences, Inc., a biopharmaceutical company, from April 2004 to February 2007 and as an executive officer from May 1994 to April 2004, during which time he served in a variety of capacities, including general counsel, chief financial officer and executive vice president of operations. Earlier in his career, from 1981 to 1994, Mr. Perry served as an attorney at Cooley LLP, and was a partner of the firm from 1987 to 1994. Mr. Perry currently serves on the board of directors of Nvidia Corporation, a visual computing company, and MyoKardia, Inc., a biopharmaceutical company. Mr. Perry received a B.A. in history from the University of California, Berkeley and a J.D. from the University of California, Davis. Mr. Perry’s qualifications to serve on our Board of Directors include more than 30 years of experience serving in professional and management positions in the biotechnology industry.

Class I: Currently Serving Until the 2019 Annual Meeting

Ted W. Love, M.D. has served as our Chief Executive Officer and President since June 2014, and as a member of our Board of Directors since September 2013. From February 2010 to August 2012, Dr. Love served as executive vice president, research and development and technical operations of Onyx Pharmaceuticals, Inc. Prior to that, from 2001 to January 2009, he served as president, chief executive officer and chairman of Nuvelo, Inc., and previously served as senior vice president, development of Theravance, Inc., from 1998 to 2001. Previously, he spent six years at Genentech, Inc., where he held a number of senior management positions in medical affairs and product development and served as chairman of Genentech’s Product Development Committee. Dr. Love currently serves on the board of directors of Amicus Therapeutics, Inc., Oncothyreon Inc. and KaloBios Pharmaceuticals, Inc. Dr. Love holds a B.A. from Haverford College and an M.D. from Yale Medical School. He completed a residency in internal medicine and fellowship in cardiology at the

Massachusetts General Hospital. Dr. Love’s qualifications to serve on our Board of Directors include his role as our principal executive officer and more than 20 years of broad leadership and management experience in the pharmaceutical industry.

Charles Homcy, M.D. has served as a member of our Board of Directors since February 2011. In 2010, Dr. Homcy joined Third Rock Ventures, a venture capital firm, where he is now a partner. He served as president and chief executive officer of Portola Pharmaceuticals, Inc., a biopharmaceutical company (“Portola”), since co-founding the company in 2003 until 2010. Prior to that, Dr. Homcy served as the president of research and development at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, following its acquisition of COR Therapeutics Inc. in 2002. He joined COR in 1995 as executive vice president of research and development, and he served as a director of the company from 1998 to 2002. Dr. Homcy has been a clinical professor of medicine at the University of California, San Francisco Medical School, and attending physician at the San Francisco Veterans Affairs Hospital since 1997. He was previously president of the medical research division of American Cyanamid-Lederle Laboratories, a division of Wyeth-Ayerst Laboratories. He currently serves on the board of directors of Portola and Pliant Therapeutics, Inc. Dr. Homcy holds a B.A. and an M.D. from Johns Hopkins University. Dr. Homcy is a member of the board of trustees of Johns Hopkins University. Dr. Homcy’s qualifications to serve on our Board of Directors include his significant experience building and leading successful biotechnology companies and his scientific expertise.

Glenn F. Pierce, M.D., Ph.D. has served as a member of our Board of Directors since February 2016. In February 2016, Dr. Pierce joined Third Rock Ventures, a venture capital firm, as an independent consultant and entrepreneur-in-residence. He also serves on the World Federation of Hemophilia (WFH) and WFH USA Board of Directors and the National Hemophilia Foundation (NHF) (US) Medical and Scientific Advisory Council. Dr. Pierce is also a director of Voyager Therapeutics, a biopharmaceutical company. Dr. Pierce retired from Biogen in 2014 as senior vice president of Hematology, Cell and Gene Therapies. He had overall R&D responsibility for hemophilia and hemoglobinopathies and served as Chief Medical Officer since joining the company in 2009. Dr. Pierce was also responsible for global medical affairs for Biogen’s portfolio from 2012 to 2014. Dr. Pierce has 30 years’ experience in biotechnology research and development, is the co-author of more than 150 scientific papers and is a named inventor in over 15 patents. Dr. Pierce also served on the Blood Products Advisory Committee at the United States Food and Drug Administration and the Committee on Blood Safety and Availability at the United States Department of Health and Human Services. He received an M.D. and a Ph.D. in Immunology, both from Case Western Reserve University in Cleveland, Ohio and did his postgraduate training in pathology and hematology research at Washington University in St. Louis, Missouri. Dr. Pierce’s qualifications to serve on our Board of Directors include nearly 30 years of experience in leading biotechnology research and development in small, large, public and private biotechnology and biopharmaceutical firms.

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, clinical and regulatory matters, operations and intellectual property. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on the Company.

Board of Directors and Committees of the Board

During 2016, the Board of Directors held a total of six meetings. All directors attended at least 75% of the total number of Board meetings, except that Dr. Homcy attended four of the six meetings, and all directors attended at least 75% of the total number of meetings of Board committees on which the director served during the time he served on the Board or such committees.

Our Board of Directors has determined that all of our directors, except for Dr. Love, are independent, as determined in accordance with the rules of The NASDAQ Stock Market (“NASDAQ”) and the SEC. In making such independence determination, the Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors also considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. Copies of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.globalbloodtx.com, under the “Investors & Media/Corporate Governance” link.

Audit Committee

Mr. Morrison, Mr. Patrick and Mr. Perry currently serve on the Audit Committee, which is chaired by Mr. Morrison. Our Board of Directors has determined that each of Mr. Morrison and Mr. Perry is an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

During 2016, Mr. Morrison, Mr. Patrick and Mr. Perry served on the Audit Committee and the Committee held five meetings. A former director, Kevin P. Starr, was previously a member of the Audit Committee and resigned as a director of the Company, and as a member of the Audit Committee, effective in February 2016.

Compensation Committee

Mr. Perry, Mr. Bonney and Mr. Patrick currently serve on the Compensation Committee, which is chaired by Mr. Perry. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ Stock Market rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	preparing the compensation committee report required by the SEC rules to be included in our annual proxy statement; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Compensation Committee engaged Compensia, Inc. (“Compensia”) and Arnosti, Inc. (“Arnosti”) as compensation consultants in 2016. The Compensation Committee instructed the consultants to develop a peer group of companies to assess the competitiveness of the executive, equity and Board of Directors compensation programs and to review the Company’s equity program and broader equity practices. Our Compensation Committee plans to retain one or more third-party compensation advisors to provide similar information and advice in future years for consideration in establishing overall compensation for the Company’s executives and directors. We do not believe the retention of, and the work performed by, Compensia and Arnosti creates any conflict of interest.

During 2016, Mr. Perry, Mr. Bonney, Mr. Patrick and Dr. Homcy served on the Compensation Committee and the Committee held seven meetings. Effective as of March 10, 2016, Mr. Bonney was appointed as a member of the Compensation Committee, and Dr. Homcy resigned as a member of the Compensation Committee.

Nominating and Corporate Governance Committee

Mr. Brown, Mr. Bonney and Dr. Pizzo currently serve on the Nominating and Corporate Governance Committee, which is chaired by Mr. Brown. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines;

•	developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner;

•	overseeing the evaluation of the Board of Directors and its committees; and

•	reviewing and discussing with the Board of Directors the corporate succession plans for the Chief Executive Officer and other executive officers.

During 2016, Mr. Brown, Mr. Bonney, Dr. Homcy and Dr. Pizzo served on the Nominating and Corporate Governance Committee and the Committee held one meeting. Effective as of March 10, 2016, Mr. Bonney was appointed as a member of the Nominating and Corporate Governance Committee, and Dr. Homcy resigned as a member of the Nominating and Corporate Governance Committee.

Research and Development Committee

Our Board of Directors formed a Research and Development Committee in March 2016. Dr. Pierce, Dr. Homcy and Dr. Pizzo currently serve on the Research and Development Committee, which is chaired by Dr. Pierce. The Research and Development Committee’s responsibilities include:

•	advising the Board with respect to, and recommending Board approval of, the Company’s research and development strategy and goals and any material changes thereto, with the goal of ensuring that appropriate metrics are established to track performance towards research and development goals;

•	assisting scientific leadership in the creation, maintenance and evaluation of standing advisory boards for the purpose of providing input regarding the Company’s research and development strategy, with the goal of ensuring that Company investments in research and development appropriately integrate advancements in biopharmaceutical science, technology and regulation;

•	reviewing, evaluating and advising the Board regarding the Company’s progress in achieving its short-term and long-term strategic research and development goals and objectives;

•	reviewing, evaluating and advising the Board regarding the quality, direction and competitiveness of the Company’s research and development programs;

•	providing assistance to the Compensation Committee in setting any pipeline, platform or development performance goals under the Company’s incentive compensation programs and reviewing the performance results;

•	providing assistance to the Compensation Committee and the Board in assessing the capabilities of and evaluating the performance of the Company’s key scientific and technical personnel, and the depth and breadth of the Company’s scientific resources;

•	performing a periodic performance evaluation of the Committee and reporting to the Board on the results of such evaluation, at the direction of the Nominating and Corporate Governance Committee; and

•	reviewing and reassessing the adequacy of the Research and Development Committee Charter periodically and submitting any proposed changes to the Board for approval.

During 2016, Dr. Pierce, Dr. Homcy and Dr. Pizzo served on the Research and Development Committee and the Committee held two meetings.

Board Leadership

We do not currently have a Chairman of the Board, but we have appointed Mark L. Perry to serve as our lead independent director. We believe that the appointment of a lead independent director allows our Chief Executive Officer to focus on our day-to-day business, while allowing the lead independent director to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our lead independent director, particularly as our Board of Directors’ oversight responsibilities continue to grow.

While our Bylaws and corporate governance guidelines do not require that we appoint a separate Chairman of the Board or lead independent director and Chief Executive Officer, our Board of Directors believes that having a Chief Executive Officer and a separate designated lead independent director is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separated lead independent director and Chief Executive Officer positions are augmented by the independence of eight of our nine directors, and our entirely independent Board committees that provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the Chief Executive Officer or other executives present. The independent directors met four times in 2016 without management present. We believe this structure provides consistent and effective oversight of our management and the Company.

Director Nominations

The director qualifications developed to date focus on what our Board believes to be essential competencies to effectively serve on the Board of Directors. The Nominating and Corporate Governance Committee reassesses such criteria from time to time and submits any proposed changes to the Board of

Directors for approval. Presently, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee it recommends (i) has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, with superior credentials and recognition, (iii) is well regarded in the community and has a long-term reputation for high ethical and moral standards, (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve, and (v) to the extent such nominee serves or has previously served on other boards, the nominee has a demonstrated history of actively contributing at board meetings.

In addition to those minimum qualifications, the Nominating and Corporate Governance Committee recommends that our Board of Directors select persons for nomination to help ensure that:

•	a majority of our Board is “independent” in accordance with NASDAQ standards;

•	each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be comprised entirely of independent directors; and

•	at least one member of the Audit Committee shall have the experience, education and other qualifications necessary to qualify as an “Audit Committee financial expert” as defined by the rules of the SEC.

In addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and compensation of the Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board select persons for nomination:

•	whether a nominee has direct experience in the biotechnology or pharmaceuticals industry or in other fields relevant to the Company’s operations; and

•	whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

The Nominating and Corporate Governance Committee adheres to the following process for identifying and evaluating nominees for the Board of Directors. First, it solicits recommendations for nominees from non-management directors, our Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating and Corporate Governance Committee then reviews and evaluates the qualifications of proposed nominees and conducts inquiries it deems appropriate; all proposed nominees are evaluated in the same manner, regardless of who initially recommended such nominee. In reviewing and evaluating proposed nominees, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by our Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

If the Nominating and Corporate Governance Committee decides to retain a third-party search firm to identify proposed nominees, it has sole authority to retain and terminate such firm and to approve any such firm’s fees and other retention terms.

Each nominee for election as director at the 2017 Annual Meeting is recommended by the Nominating and Corporate Governance Committee and is presently a director and stands for re-election by the stockholders.

One of our current Class II directors, Michael W. Bonney, will not stand for re-election at the Annual Meeting. From time to time, the Company may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2017 Annual Meeting.

Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record at the time of giving the notice, entitled to vote at the meeting, present (in person or by proxy) at the meeting and must comply with the notice procedures in our Bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination may not be made at a special meeting unless such special meeting is held in lieu of an annual meeting. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•	disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•	any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship engaged in for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;

•	any rights to dividends or other distributions on the shares that are separate from the underlying shares;

•	any performance-related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company;

•	a description of all agreements, arrangements or understandings by and between the proposing stockholder and another person relating to the proposed business (including an identification of each party to such agreement, arrangement or understanding and the names, addresses and class and number of shares owned beneficially or of record of other stockholders known by the proposing stockholder support such proposed business);

•	a statement whether or not the proposing stockholder will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all shares of capital stock required to approve the proposal or, in the case of director nominations, at least the percentage of voting power of all of the shares of capital stock reasonably believed by the proposing stockholder to be sufficient to elect the nominee; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

With respect to proposed director nominees, the stockholder’s notice must include all information required to be disclosed in a proxy statement in connection with a contested election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

For matters other than the election of directors, the stockholder’s notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder(s) proposing the business.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The Board of Directors, a designated committee thereof or the chairman of the meeting will determine if the procedures in our Bylaws have been followed, and if not, declare that the proposal or nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence. There have been no material changes to the process by which stockholders may recommend nominees to our Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors c/o the lead independent director of the Board at our principal executive offices at the address set forth above. The Company will forward all correspondence addressed to the Board or any individual Board member. Stockholders may also communicate online with our Board of Directors as a group by accessing our website (www.globalbloodtx.com) and selecting the “Investors & Media” tab.

Director Attendance at Annual Meetings

Directors are encouraged to attend the Annual Meeting. Six of our directors attended the 2016 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the members of the Compensation Committee has formerly been an officer of the Company. None of our executive officers serve, or in the past fiscal year, have served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

In July 2015, our Board of Directors adopted a non-employee director compensation policy, which became effective upon the completion of our initial public offering in August 2015. The policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. This policy was subsequently amended by our Board of Directors on September 8, 2016. Under this policy, all non-employee directors are paid cash compensation for service on the Board of Directors and committees of the Board of Directors as set forth below, prorated based on days of service during a calendar year.

Board of Directors:	Annual Retainer
All non-employee members	$35,000

Additional Annual Retainer
Audit Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500

Compensation Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000

Nominating and Corporate Governance Committee:
Chairperson	$8,000
Non-Chairperson members	$4,000

Research and Development Committee:(1)
Chairperson	$10,000
Non-Chairperson members	$5,000

(1)	The Research and Development Committee was established in March 2016.

In addition, under the policy, each new non-employee director who is initially appointed or elected to our Board of Directors will receive an option grant to purchase up to 30,000 shares of common stock, which will vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on our Board of Directors. Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual option grant to purchase up to 15,000 shares of common stock, which will vest in equal monthly installments during the 12 months following the date of grant, subject to the director’s continued service on our Board of Directors. All stock options granted to our non-employee directors pursuant to this policy are subject to full acceleration of vesting upon the consummation of a sale event. Our non-employee directors may also be granted such additional stock options in such amounts and on such dates as our Board of Directors may recommend. All of the foregoing options will be granted with an exercise price equal to the fair market value of our common stock on the date of grant and will be exercisable (to the extent vested) for up to one year following cessation of the director’s service on our Board of Directors, so long as the director was not removed for cause.

We have agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Director Compensation Table—2016

The following table sets forth information with respect to the compensation earned by our non-employee directors during the fiscal year ended December 31, 2016. Dr. Love does not receive compensation for service on the Board of Directors and the compensation paid to Dr. Love as an employee of the Company is set forth under the heading “Compensation of Executive Officers—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Michael W. Bonney(2)	$18,333	$495,632	$513,965

Willie L. Brown, Jr.(3)	$43,000	$188,144	$231,144

Charles Homcy, M.D.(4)	$41,292	$188,144	$229,436

Scott W. Morrison(5)	$50,000	$786,098	$836,098

Deval L. Patrick(6)	$47,500	$188,144	$235,644

Mark L. Perry(7)	$52,500	$188,144	$240,644

Glenn F. Pierce, M.D., Ph.D.(8)	$36,448	$495,632	$532,080

Philip A. Pizzo, M.D.(9)	$43,042	$188,144	$231,186

Kevin P. Starr(10)	$10,625	$—	$10,625

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2016 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC 718”). Assumptions used in the calculation of these amounts are included in Note 8 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These amounts do not reflect the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.
(2)	Mr. Bonney was appointed to the Board of Directors in February 2016 and held stock options to purchase an aggregate of 45,000 shares of common stock as of December 31, 2016.
(3)	Mr. Brown held stock options to purchase an aggregate of 38,600 shares of common stock and 12,051 shares of unvested restricted stock as of December 31, 2016.
(4)	Dr. Homcy held stock options to purchase an aggregate of 30,000 shares of common stock as of December 31, 2016.
(5)	Mr. Morrison was appointed to the Board of Directors in January 2016 and held stock options to purchase an aggregate of 45,000 shares of common stock as of December 31, 2016.
(6)	Mr. Patrick held stock options to purchase an aggregate of 60,028 shares of common stock as of December 31, 2016.
(7)	Mr. Perry held stock options to purchase an aggregate of 38,600 shares of common stock and 13,390 shares of unvested restricted stock as of December 31, 2016.
(8)	Dr. Pierce was appointed to the Board of Directors in February 2016 and held stock options to purchase an aggregate of 45,000 shares of common stock as of December 31, 2016.
(9)	Dr. Pizzo held stock options to purchase an aggregate of 45,000 shares of common stock as of December 31, 2016.
(10)	Mr. Starr resigned from the Board of Directors as of February 2016. As of December 31, 2016, all of his outstanding stock options were cancelled or expired.

Required Vote

The two (2) nominees receiving the highest number of affirmative votes of all the votes properly cast shall be elected as Class II directors to serve until the 2020 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the two (2) Class II nominees listed above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2017. Representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, and stockholder ratification is not binding on the Company, the Board or the Audit Committee. The Company requests such ratification, however, as a matter of good corporate practice. The ratification of the selection of KPMG LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Our Board, including our Audit Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the ratification of the selection of KPMG LLP as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns, although the Audit Committee, in its discretion, may still retain KPMG LLP.

The following table shows information about fees billed to the Company by KPMG LLP for the fiscal years ended December 31, 2016 and 2015:

Fees billed by KPMG LLP	2016	2015
Audit Fees(1)	$455,000	$731,394
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$455,000	$731,394

(1)	Audit fees of KPMG LLP for the years ended December 31, 2016 and 2015 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and professional services rendered in connection with our registration statements. Fees for 2016 include services associated with our follow-on public offering, which was completed in June 2016, and fees for 2015 include services associated with our initial public offering, which was completed in August 2015.

Audit Committee Pre-Approval Policies

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent registered public accounting firm. The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board), except that pre-approval is not required for the provision of non-audit services if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee may delegate to the chairperson of the Audit Committee the authority to grant pre-approvals for audit and non-audit services, provided such approvals are presented to the Audit Committee at its next scheduled meeting. All services provided by KPMG LLP during fiscal years 2016 and 2015 (following our initial public offering) were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The ratification of the selection of KPMG LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of March 31, 2017, and certain other information about them are set forth below (unless set forth elsewhere in this Proxy Statement).

Name	Age	Position
Ted W. Love, M.D.	58	President, Chief Executive Officer and Director
Jeffrey Farrow(1)	55	Chief Financial Officer
Tricia Suvari, Esq.(2)	56	Chief Legal Officer
Jung E. Choi	47	Chief Business and Strategy Officer
Hing Sham, Ph.D.(3)	64	Senior Vice President, Research
Peter Radovich(4)	39	Senior Vice President, Operations

(1)	Mr. Jeffrey Farrow joined the Company as Chief Financial Officer on April 4, 2016.
(2)	Ms.Tricia Suvari joined the Company as Chief Legal Officer on October 11, 2016.
(3)	Dr. Hing Sham was appointed as Senior Vice President, Research effective as of May 1, 2016.
(4)	Mr. Radovich was appointed as Senior Vice President, Operations effective as of September 1, 2016.

Executive Officers

The biographies of our executive officers, other than Dr. Love, whose biography is set forth above, appear below.

Jeffrey Farrow has served as our Chief Financial Officer since April 2016. Mr. Farrow previously served as chief financial officer of ZS Pharma, Inc., a biopharmaceutical company, which was acquired by AstraZeneca in December 2015. Prior to ZS Pharma, he served as the chief financial officer at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from July 2010 until May 2015 where he was part of the team responsible for the successful regulatory approval and commercial launch of RAVICTI® for the treatment of urea cycle disorders. He previously served as vice president of finance at Evotec AG, a drug discovery and development company. Prior to Evotec, Mr. Farrow served as vice president of finance and chief accounting officer at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG. Earlier in his career, Mr. Farrow spent seven years working in the audit practice of KPMG LLP. Mr. Farrow holds a B.A. in business administration with a concentration in corporate finance from California State University at Fullerton and is a certified public accountant (inactive).

Tricia Suvari, Esq, has served as our Chief Legal Officer since October 2016. From May 2000 until June 2009, Ms. Suvari served in several senior roles at CV Therapeutics, Inc., a biopharmaceutical company (acquired by Gilead Sciences, Inc. in 2009), ultimately as senior vice president, general counsel and chief compliance officer of CV Therapeutics. Prior to CV Therapeutics, from May 1991 until May 2000, she served as corporate counsel at Genentech, Inc., in increasingly senior roles. From February 2012 until July 2016, Ms. Suvari served as a vice president and general counsel at the non-profit Peninsula Open Space Trust, and from early 2011 to February 2012 she served as an independent consultant supporting biopharmaceutical companies. Ms. Suvari earned her Bachelor of Sciences degree in Geology and Geophysics from Yale University and her J.D. degree from Harvard Law School.

Jung E. Choi has served as our Chief Business and Strategy Officer since April 2015. From April 2014 to March 2015, Ms. Choi served as senior vice president, corporate development for InterMune, Inc., a biotechnology company (acquired by Roche Holding AG in 2014), and served as an adviser on strategy and business development to InterMune from March 2013 to April 2014. Prior to joining InterMune, from February 2011 to March 2013, Ms. Choi led corporate and business development for Chimerix, Inc., a biopharmaceutical company, as a consultant and senior vice president, corporate development. Prior to that, from August 2001 to

August 2010, Ms. Choi held various management positions at Gilead Sciences, Inc., a biopharmaceutical company, including leadership of business development, licensing, and mergers and acquisition activities. During her tenure at Gilead Sciences, Ms. Choi built and oversaw the corporate development group, and led the U.S. commercial launch of Hepsera® for the treatment of the hepatitis B virus. Ms. Choi holds a B.A. in human biology and an M.B.A. from Stanford University.

Hing Sham, Ph.D. has served as our Senior Vice President, Research, since May 2016. He was Senior Vice President, Chemistry, from July 2014 to April 2016. Most recently, from January 2013 to July 2014, Dr. Sham served as head of research and development at iOneWorldHealth/Path.org (PATH), a non-profit pharmaceutical development organization. Prior to that, from September 2006 to November 2012, he served as senior vice president of research and head of chemical sciences at Elan Pharmaceuticals, Inc., a biopharmaceutical company, where he led the chemistry team in the discovery of two clinical candidates for the treatment of Alzheimer’s disease. From July 1983 to August 2006, Dr. Sham worked at Abbott Laboratories Inc., a global healthcare company, where he and his team discovered and advanced 10 clinical candidates spanning cardiovascular disease, HIV, oncology and diabetes. His 24-year tenure at Abbott Laboratories culminated in his appointment as a distinguished research fellow in global pharmaceutical discovery. Dr. Sham is the co-inventor of Norvir® and the primary inventor of Kaletra®, Abbott Laboratories’ first and second-generation HIV protease inhibitors approved for the treatment of HIV. Dr. Sham has published more than 180 scientific articles in peer-reviewed journals and is a named inventor on 81 issued U.S. patents. Dr. Sham was named Hero of Chemistry by the American Chemical Society in 2003. Dr. Sham holds a Ph.D. in synthetic organic chemistry from the University of Hawaii and completed his post-doctoral training in the department of chemistry at Indiana University.

Peter Radovich has served as our Senior Vice President, Operations, since September 2016, and was our Vice President, Program Leadership and Business Strategy from November 2014 to August 2016. Prior to that, in September 2006, he joined Onyx Pharmaceuticals, Inc., a biopharmaceutical company (acquired by Amgen, Inc.), and served as vice president, program leadership from February 2014 to November 2014 and as senior director from August 2011 to February 2014, during which time he led the company’s global, cross-functional product team responsible for the development and commercialization of Kyprolis®. Prior to joining Onyx, from 2004 to 2006, Mr. Radovich was at Chiron Corporation, a biopharmaceutical company (now Novartis AG) in product marketing supporting Proleukin® (interleukin-2) in multiple oncology indications. Mr. Radovich holds a B.A. in biology and chemistry from Texas Christian University and an M.B.A. from Washington University in St. Louis.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information regarding the total compensation earned by each individual who served as our chief executive officer at any time during the fiscal year ended December 31, 2016, our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2016 and one individual who would have been included as one of the most highly compensated executive officers except that she was no longer serving as an executive officer at the end of 2016. We refer to these officers in this Proxy Statement as our named executive officers. The following table also sets forth information regarding total compensation awarded to, earned by and paid to each of these named executive officers during the fiscal year ending December 31, 2015, to the extent they were named executive officers in 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)

Ted W. Love, M.D.	2016	479,375	507,838	(4)	—		230,000	2,500		1,219,713

President, Chief Executive Officer and Director	2015	437,500	1,022,424		—		76,500	750		1,537,174

Jeffrey Farrow(5)	2016	298,718	—		1,613,816		115,000	2,500		2,030,034

Chief Financial Officer

Tricia Suvari(6)	2016	81,657	—		1,156,660		—	500		1,238,817

Chief Legal Officer

Eleanor L. Ramos, M.D.(7)	2016	350,949	—		1,113,389	(8)	—	199,024	(9)	1,663,362

Former Chief Medical Officer	2015	358,333	—		175,112		47,500	750		581,695

(1)	In accordance with SEC rules, these columns reflect the aggregate grant date fair value of restricted stock and option awards granted during 2016 and 2015 in accordance with FASB ASC Topic 718. Pursuant to FASB ASC Topic 718, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions underlying the value of restricted stock and options, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2016 Annual Report on Form 10-K in the Notes to Consolidated Financial Statements, Note 7, “Stock-based awards”.
(2)	The amounts reported for 2016 reflect the cash incentive compensation determined by our Compensation Committee (for the Named Executive Officers other than the CEO), and by our Board of Directors upon recommendation of our Compensation Committee (for our CEO), based on achievement of certain research and development, clinical, financial and operational metrics related to our 2016 corporate objectives, as specified by our Board of Directors.
(3)	The amounts reported in this column consist of employer matching contributions received by Dr. Love, Mr. Farrow and Ms. Suvari in connection with the Company’s 401(k) plan benefits, described in greater detail below, and certain termination benefits paid to Dr. Ramos, as described in greater detail below.
(4)	Includes $507,838 representing the expense recognized by the Company resulting from the modification of 24,821 shares of performance-based restricted stock awards awarded to and purchased by Dr. Love. The performance goals associated with these restricted stock awards were modified and subsequently achieved during 2016.
(5)	Mr. Farrow joined us in April 2016, and the amount reported in the salary column reflects his partial year of service with us.

(6)	Ms. Suvari joined us in October 2016, and the amount reported in the salary column reflects her partial year of service with us. In addition, Ms. Suvari was paid a one-time cash bonus on January 31, 2017, which we deemed to be compensation earned in 2017 and is not included in the table above.
(7)	Dr. Ramos’ employment with the Company ended effective October 24, 2016. We entered into a Termination Letter Agreement with Dr. Ramos, effective November 7, 2016, which provided for the payment of cash severance, the continuation of certain benefits, and accelerated vesting for certain of Dr. Ramos’ outstanding stock options. See “Termination Agreement with Eleanor L. Ramos, M.D.”, below, for further details.
(8)	Includes (a) $165,755 representing the expense recognized by the Company resulting from the modification of 9,286 performance-based stock options awarded to Dr. Ramos and (b) $947,634 resulting from the acceleration of options to purchase an aggregate of 54,999 shares pursuant to the Termination Letter Agreement.
(9)	Represents cash severance and benefits continuation paid or payable pursuant to the Termination Letter Agreement.

Base Salaries. Our Compensation Committee reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments (or, in the case of our Chief Executive Officer, may recommend adjustments for approval by the Board of Directors) as it determines to be reasonable and necessary to reflect the scope of the executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions, including base salary amounts relative to similarly situated executive officers at peer group companies.

Cash Incentive Compensation. In January 2016, the Board of Directors adopted the Company’s Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”), which applies to certain key executives (the “Covered Executives”), that are recommended by the Compensation Committee and selected by the Board of Directors. The Incentive Plan provides for bonus payments based upon the attainment of performance objectives established by the Compensation Committee and related to operational and financial metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), which may include achievement of specified research and development, publication, clinical and/or regulatory milestones, total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation, stock compensation expense, restructuring charges and/or amortization), changes in the market price of the Company’s common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue. Any bonuses paid under the Incentive Plan will be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals. The bonus formulas will be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive. No bonuses will be paid under the Incentive Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

Equity Incentive Compensation. Historically, we have generally granted stock options to our employees, including our named executive officers, in connection with their initial employment with us. Beginning in 2017, our practice is to grant a combination of stock options and restricted stock units to our employees, including executive officers, in connection with their initial employment with us. Prior to our initial public offering in August 2015, we granted to employees, including certain of our named executive officers, at their election, shares of restricted stock purchased at fair market value, as determined by our Board of Directors at the time of grant. We also have historically granted stock options and prior to our initial public offering, in the case of certain of our named executive officers, at their election, shares of restricted stock purchased at fair market value, as determined by our Board of Directors at the time of grant on an annual basis as part of annual performance reviews of our employees. Beginning in 2017, our equity award grant policy also contemplates the grant of stock options and restricted stock units to existing employees, including our named executive officers, in connection with annual performance evaluations.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by each of our named executive officers as of December 31, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)(1)		Market value of shares of stock that have not vested ($)(2)	Equity Incentive Plan Awards: Number of unearned shares or options that have not vested (#)		Equity Incentive Plan Awards: Market value or payout value of unearned shares or options that have not vested ($)(3)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Ted W. Love, M.D.	—	—		—	—	—	4,019	(4)	58,075	—		—
	—	—		—	—	—	267,856	(5)	3,870,519	—		—
	—	—		—	—	—	125,890	(6)	1,819,111	—		—
	—	—		—	—	—	—		—	24,821	(7)	358,663
	—	—		—	—	—	—		—	99,285	(8)	1,434,668

Jeffrey Farrow	—	120,000	(9)	—	$14.96	2/24/2026	—		—	—		—

Tricia Suvari	—	100,000	(10)	—	$18.25	10/11/2026	—		—	—		—

Eleanor Ramos(11)	47,500	—		—	$3.40	—	—		—	—		—
	135,356	—		—	$0.49	—	—		—	—		—

(1)	All of the equity awards held by our named executive officers will accelerate and become fully vested and exercisable or non-forfeitable if the equity holder is subject to an involuntary termination within 12 months after a sale event. The vesting acceleration of the equity awards held by our named executive officers is described in greater detail in “Employment Arrangements with Our Named Executive Officers—Change in Control Policy”.
(2)	Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price of our common stock on December 31, 2016, which was $14.45. The actual value (if any) to be realized by the officer depends on whether the shares vest and the future performance of our common stock.
(3)	Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price of our common stock at December 31, 2016, which was $14.45. The actual value (if any) to be realized by the officer depends on whether the performance milestones related thereto are achieved, whether the shares vest following achievement of the performance milestones, and the future performance of our common stock.
(4)	Dr. Love purchased 21,428 shares of our restricted common stock under our 2012 Stock Option and Grant Plan (the “2012 Plan”) on September 4, 2013 in connection with joining our Board of Directors. Of this total, 25% of the shares of restricted common stock vested on September 4, 2014, and the remaining shares vest quarterly over the following three years thereafter, subject to Dr. Love’s continuous service through each such vesting date.
(5)	Dr. Love purchased 714,285 shares of our restricted common stock under our 2012 Plan on June 11, 2014 in connection with the commencement of his employment as CEO. Of this total, 25% of the shares of restricted common stock vested on June 11, 2015, and the remaining shares vest quarterly over the following three years thereafter, subject to Dr. Love’s continuous service through each such vesting date.

(6)	Dr. Love purchased 201,428 shares of our restricted common stock under our 2012 Plan on April 9, 2015 in connection with an annual replenishment grant. Of this total, 1/16th of the shares of restricted common stock vest on a quarterly basis from the vesting commencement date of April 9, 2015, such that all of the shares will be fully vested on April 9, 2019, provided Dr. Love remains in continuous service through each such vesting date.
(7)	Dr. Love purchased 99,285 shares of our restricted common stock under our 2012 Plan on April 9, 2015. Of this total, 25% of the shares are subject to vesting upon the achievement of each of four (4) specified corporate operating milestones on or before certain specified dates, subject to Dr. Love’s continuous service through each such vesting date. On March 10, 2016 and September 29, 2016, the Compensation Committee determined that two of the four corporate milestones were met within the specified timeline and accordingly 49,643 shares of the restricted common stock in column (i) vested. In addition, one of the four corporate milestones was not met within the specified timeline and accordingly, 24,821 shares of the restricted common stock were cancelled during 2016.
(8)	Dr. Love purchased 99,285 shares of our restricted common stock under our 2012 Plan on April 9, 2015. The shares will not vest until our market capitalization (determined based on the number of shares of common stock outstanding multiplied by the closing market price for our common stock as reported on NASDAQ) exceeds at least $2.0 billion for 20 consecutive trading days on or before the date twenty-four (24) months after the closing of our initial public offering (IPO), which was on August 11, 2015.
(9)	Mr. Farrow received a grant of an option to purchase 120,000 shares of our common stock under our 2015 Stock Option and Incentive Plan (the “2015 Plan”) on February 24, 2016 in connection with the commencement of his service relationship with the Company, as an advisor. His full time employment with the Company commenced effective April 4, 2017. Of this total, 25% of the shares subject to the option vested on April 4, 2017, and the remaining shares vest quarterly over the following three years thereafter, subject to Mr. Farrow’s continuous service through each such vesting date.
(10)	Ms. Suvari received a grant of an option to purchase 100,000 shares of our Common Stock under our 2015 Plan on October 11, 2016 in connection with the commencement of her employment. 25% of the shares subject to the option will vest on October 11, 2017, and the remaining shares vest quarterly over the following three years thereafter, subject to Ms. Suvari’s continuous service through each such vesting date.
(11)	Dr. Ramos’ employment ended effective October 24, 2016. As of December 31, 2016, Dr. Ramos held outstanding stock options to purchase a total of 182,856 shares of common stock, and was entitled to exercise these stock options until ninety (90) days after her October 24, 2016 separation date under the terms of her Termination Letter Agreement with us.

401(k) Savings Plan and Other Benefits

We maintain a tax-qualified retirement plan, or 401(k) Plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Internal Revenue Code of 1986, as amended (the “Code”) limits. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. Our 401(k) Plan is intended to be qualified under Section 401(a) of the Code with our 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to our 401(k) Plan and earnings and matching amounts on those contributions are not taxable to the employees until distributed from our 401(k) Plan. In December 2015, our Compensation Committee approved a 401(k) plan matching policy under which, effective as of January 1, 2016, subject to reassessment of the cap on matching for the calendar year thereafter, we match in cash 100% of employee’s 401(k) contributions up to the first $500 and, thereafter, we match in cash 50% of employee’s first 6% of 401(k) contributions, subject to a cap of $2,500 per employee. In January 2017, our Compensation Committee approved a revised and simplified 401(k) Plan matching policy under which, effective as of January 1, 2017, subject to reassessment of the cap on matching for the calendar year thereafter, we match in cash 50% of employee’s 401(k) contributions, subject to a cap of $2,500 per employee. We also pay, on behalf of our employees, the premiums for health, life and disability insurance.

Employment Arrangements with Our Named Executive Officers

Change in Control Policy

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of a change in control may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and our stockholders. In order to reinforce and encourage the continued attention and dedication of certain key members of management, in July 2015, our Board of Directors adopted a Change in Control Policy, which was amended in January 2016 (the “Policy”). Pursuant to the Policy, in the event the employment of any of our named executive officers is terminated by us or our acquirer or successor without Cause or for Good Reason (as such terms are defined in the Policy) within one year after the consummation of a sale event, he or she will be entitled to receive the following payments and benefits, subject to his or her execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims:

•	a lump sum cash payment equal to nine months (or 12 months in the case of Dr. Love as our CEO) of the named executive officer’s then-current base salary;

•	payment of the named executive officer’s target annual incentive compensation;

•	if the named executive officer elects to continue his or her group healthcare benefits, payment of an amount equal to the monthly employer contribution we would have made to provide the named executive officer with health insurance if he or she had remained employed by us until the earlier of (i) nine months (or 12 months in the case of Dr. Love as our CEO) following the date of termination or (ii) the end of the named executive officer’s COBRA health continuation period; and

•	all time-based stock options and other stock-based awards granted to the named executive officer will become fully exercisable and non-forfeitable and all performance-based awards will accelerate and vest based on the deemed achievement of 100% of target levels as of the date of the named executive officer’s termination.

In addition, upon a sale event, to the extent Section 280G of the Internal Revenue Code of 1986, as amended, is applicable, each named executive officer who is then employed with us will be entitled to receive the better treatment of: (i) payment of the full amounts set forth above to which the named executive officer is entitled or (ii) payment of such lesser amount that does not trigger excise taxes under Section 280G.

Employees who are party to an agreement or an arrangement with the Company that provides greater benefits in the aggregate than set forth in the Policy are not eligible to receive any payments or benefits under the Policy.

In addition, we have also entered into a written employment agreement with each of our named executive officers that provides for other compensation and benefits, as described below.

Ted W. Love, M.D.

We entered into an at-will employment offer letter agreement with Dr. Love in May 2014, pursuant to which he began serving as our President and CEO in June 2014 (the “CEO Employment Agreement”). Pursuant to the terms of the CEO Employment Agreement, Dr. Love is entitled to an annual base salary currently set at $525,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time. Pursuant to the terms of the CEO Employment Agreement and the Incentive Plan, Dr. Love is eligible to receive annual incentive compensation at a target percentage (currently 60%) of his then-current annual base salary, as determined by our Board of Directors. In connection with his appointment as President and CEO, we issued Dr. Love 714,285 shares of our common stock pursuant to a restricted stock award agreement dated June 11, 2014.

Dr. Love’s employment under the CEO Employment Agreement is at-will. In the event that Dr. Love’s employment is terminated by the Company without cause, we will provide certain termination benefits, including (i) continuation of base salary for a period of nine months after the effective date of termination and (ii) continuation of group health plan benefits to the extent authorized by and consistent with COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by us and Dr. Love as in effect on the effective date of termination until the earlier of (x) the date that is nine months after the effective date of termination and (y) the date Dr. Love becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, in each case, subject to Dr. Love’s execution and non-revocation of a separation agreement and release, resignation from all positions with us and compliance with our instructions regarding Company property.

Under the CEO Employment Agreement, the term “cause” is generally defined as follows:

“cause” means (i) dishonest statements or acts with respect to us or any of our affiliates, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) failure to perform assigned duties and responsibilities to our reasonable satisfaction, which failure continues, in our reasonable judgment, after written notice by us; (iv) gross negligence, willful misconduct or insubordination with respect to us or any of our affiliates; or (v) material violation of any provision of any agreement(s) between Dr. Love and us relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

Dr. Love is also eligible to receive certain post-termination compensation and benefits in connection with a change in control in accordance with the Policy described above.

Jeffrey Farrow

We entered into an employment offer letter agreement with Mr. Farrow, pursuant to which he assumed the role of Chief Financial Officer in April 2016. The agreement entitles Mr. Farrow to an annual base salary that is currently set at $415,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time. Pursuant to the terms of his agreement and the Incentive Plan, Mr. Farrow is eligible to receive annual incentive compensation at a target percentage (currently 40%) of his then-current annual base salary, as determined by the Compensation Committee of our Board of Directors. Pursuant to the terms of his agreement, Mr. Farrow was issued an option to purchase 120,000 shares of our common stock on February 24, 2016.

Mr. Farrow is also eligible to receive certain post-termination compensation and benefits in connection with a change in control in accordance with the Policy described above.

Tricia Suvari

We entered into an employment offer letter agreement with Ms. Suvari, pursuant to which she assumed the role of Chief Legal Officer in October 2016. The agreement entitles Ms. Suvari to an annual base salary that is currently set at $365,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time. Pursuant to the terms of her agreement and the Incentive Plan, Ms. Suvari is eligible to receive annual incentive compensation at a target percentage (currently 40%) of her then-current annual base salary, as determined by the Compensation Committee of our Board of Directors. Pursuant to the terms of her agreement, Ms. Suvari was issued an option to purchase 100,000 shares of our common stock on October 11, 2016.

Ms. Suvari is also eligible to receive certain post-termination compensation and benefits in connection with a change in control in accordance with the Policy described above.

Termination Letter Agreement with Eleanor L. Ramos, M.D.

We entered into a termination letter agreement and release with Dr. Ramos on November 7, 2016 (the “Termination Agreement”). Pursuant to the terms of the Termination Agreement, the Company agreed, in exchange for a full release of claims from Dr. Ramos, to (i) pay Dr. Ramos an aggregate of $190,000, which represented six additional months of her base salary, less applicable withholding, (ii) reimburse Dr. Ramos for certain benefits continuation through April 30, 2017 and (iii) accelerate the vesting of 54,999 shares subject to Dr. Ramos’ outstanding options.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plans

The following table sets forth information as of December 31, 2016 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2012 Plan, our 2015 Plan and our 2015 Employee Stock Purchase Plan (the “ESPP”).

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (#)(a)		Weighted Average Exercise Price of Outstanding Options and Rights (b)(1)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders(2)	2,769,702	(3)	$11.99	(3)	1,477,271	(4)
Equity compensation plans not approved by security holders(5)	—		—		—

Total	2,769,702		$11.99		1,477,271

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)	Includes the 2015 Plan and the ESPP, as well as our 2012 Plan. Our 2015 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2016, by 4% of the outstanding number of shares of common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee of the Company’s Board of Directors. Our ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, from January 1, 2016 until January 1, 2025, by the lesser of (i) 3,000,000 shares of common stock, (ii) 1% of the outstanding number of shares of common stock on the immediately preceding December 31 or (iii) such lesser amount of shares as determined by the compensation committee of the Company’s Board of Directors. On January 1, 2017, the number of shares available for issuance under our 2015 Plan and our ESPP increased by 1,492,000 shares and 186,500 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above. We no longer grant new awards under our 2012 Plan, and any awards previously granted under such plan prior to our initial public offering that are forfeited, canceled, reacquired by us prior to vesting satisfied without the issuance of stock or otherwise terminated (other than by exercise) are added to shares available for issuance under the 2015 Plan.
(3)	Does not include purchase rights accruing under the ESPP because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(4)	As of December 31, 2016, there were 1,401,153 shares of common stock available for issuance under the 2015 Plan and 76,118 shares of common stock available for issuance under the ESPP.
(5)	Does not include 300,000 shares reserved for issuance pursuant to our 2017 Inducement Equity Plan, which was adopted by the Board of Directors in January 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Compensation of Executive Officers” and the transactions described below, since January 1, 2016, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Executive Officer and Director Compensation

Employment and Separation Agreements

We have entered into offer letters or employment agreements with each of Ted W. Love, M.D., Jeffrey Farrow, Tricia Suvari and certain of our executive officers, and a termination letter agreement with Eleanor L. Ramos, M.D. For more information regarding these arrangements, see “Compensation of Executive Officers—Employment Arrangements with Our Named Executive Officers.”

Equity Awards

For information regarding stock option awards and other equity incentive awards granted to our named executive officers and directors, see “Election of Directors—Director Compensation” and “Compensation of Executive Officers.”

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Procedures for Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The Audit Committee follows the policies and procedures set forth in our Related Person Transaction Policy in order to facilitate such review. The Related Person Transaction Policy is written.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock as of March 31, 2017;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have based our calculation of the percentage of beneficial ownership of 43,602,804 shares of common stock outstanding on March 31, 2017.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership. The information with respect to each individual or entity is as of March 31, 2017, unless otherwise noted. The information with respect to certain significant stockholders is based on filings by the beneficial owners with the SEC pursuant to section 13(d) and 13(g) of the Exchange Act. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 30, 2017, which is 60 days after March 31, 2017. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Entities affiliated with Fidelity(2) 245 Summer Street, Boston, MA 02110	5,597,467	12.8%
Entities affiliated with Third Rock Ventures(3) 29 Newbury Street, 3rd Floor, Boston, Massachusetts 02116	4,760,904	10.9%
Entities affiliated with Perceptive(4) 51 Astor Place, 10th Floor, New York, NY 10003	3,128,978	7.2%
Entities affiliated with BlackRock(5) 55 East 52nd Street, New York, NY 10055	2,226,487	5.1%

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Ted W. Love, M.D.(6)	1,158,489	2.7%
Jeffrey Farrow(7)	32,312	*
Tricia Suvari	—	*
Eleanor L. Ramos, M.D.(8)	196,326	*
Michael W. Bonney(9)	26,250	*
Willie L. Brown, Jr.(10)	55,433	*
Charles Homcy, M.D.(11)	268,078	*
Scott W. Morrison(12)	27,083	*
Deval L. Patrick(13)	47,219	*
Mark L. Perry(14)	60,433	*
Glenn F. Pierce, M.D., Ph.D.(15)	26,250	*
Philip A. Pizzo, M.D.(16)	30,416	*
All directors and executive officers as a group (14 persons)(17)	2,315,196	5.3%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Global Blood Therapeutics, Inc., 400 East Jamie Court, Suite 101, South San Francisco, CA 94080.
(2)	Based solely on a report on Schedule 13G/A filed with the SEC on February 14, 2017, which indicates that FMR LLC had sole voting power with respect to 616,505 shares of common stock and had sole dispositive power over 5,597,467 shares of common stock. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(3)	Based solely on a report on Schedule 13G/A filed with the SEC on February 13, 2017, a report on Form 4 filed with the SEC on March 6, 2017 and a report on Form 4 filed with the SEC on April 6, 2017, which indicate that (i) Third Rock Ventures II, L.P. (“TRV II”) directly owned, and had shared voting power and dispositive power over, 4,475,191 shares of common stock and (ii) Third Rock Ventures III, L.P. (“TRV III”) directly owned, and had shared voting power and dispositive power over 285,713 shares of common stock. Each of Third Rock Ventures GP II, L.P. (“TRV GP II”), the sole general partner of TRV II, and TRV GP II, LLC (“TRV GP II LLC”), the sole general partner of TRV GP II, and Mark Levin, Kevin P. Starr and Robert I. Tepper, the managing members of TRV GP II LLC, may be deemed to have voting and investment power over the shares held of record by TRV II, and each of Third Rock Ventures GP III, LP (“TRV GP III”), the sole general partner of TRV III, and TRV GP III, LLC (“TRV GP III LLC”), the sole general partner of TRV GP III, and Mark Levin, Kevin P. Starr and Robert I. Tepper, the managing managers of TRV GP III LLC, may be deemed to have voting and investment power over the shares held of record by TRV III.
(4)	Based solely on a report on Schedule 13G filed with the SEC on February 14, 2017, which indicates that Perceptive Advisors LLC and Joseph Edelman had shared voting power and dispositive power over

3,128,978 shares of common stock, 2,963,203 of which are held by Perceptive Life Sciences Master Fund Ltd (the “Fund”), and 165,775 of which are held in a trading account (the “Account”). Perceptive Advisors LLC serves as the investment manager to each of the Fund and the Account. Joseph Edelman is the managing member of Perceptive Advisors LLC.
(5)	Based solely on a report on Schedule 13G filed with the SEC on January 30, 2017, which indicates that BlackRock, Inc. had sole voting power with respect to 2,200,100 shares of common stock and had sole dispositive power over 2,226,487 shares of common stock.
(6)	Includes (i) 1,144,427 shares of common stock held by Dr. Love, 450,711 shares of which would be subject to our right of repurchase; (ii) 5,000 shares of common stock held by Dr. Love’s two daughters, as to which Dr. Love disclaims beneficial ownership and (iii) 9,062 shares of common stock that Dr. Love has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(7)	Includes 32,312 shares of common stock that Mr. Farrow has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(8)	Includes (i) 12,470 shares of common stock held by Dr. Ramos, (ii) 1,000 shares of common stock held by Dr. Ramos’ step-daughter, and (iii) 182,856 shares of common stock that Dr. Ramos had the right to acquire from us within 60 days of October 24, 2016 pursuant to the exercise of stock options. Dr. Ramos’ employment with the Company ended on October 24, 2016, and her ownership information is presented as of such date.
(9)	Includes 26,250 shares of common stock that Mr. Bonney has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(10)	Includes (i) 21,428 shares of common stock held by Mr. Brown, 9,373 shares of which would be subject to our right of repurchase; and (ii) 34,005 shares of common stock that Mr. Brown has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(11)	Includes (i) 237,728 shares of common stock held by Dr. Homcy; (ii) 1,600 shares of common stock held by The Charles J. Homcy Irrevocable Trust UA 2/18/99; and (iii) 28,750 shares of common stock that Dr. Homcy has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(12)	Includes 27,083 shares of common stock that Mr. Morrison has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(13)	Includes (i) 2,500 shares of common stock held by Mr. Patrick; and (ii) 44,719 shares of common stock that Mr. Patrick has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(14)	Includes (i) 26,428 shares of common stock held by Mr. Perry, 10,712 shares of which would be subject to our right of repurchase; and (ii) 34,005 shares of common stock that Mr. Perry has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(15)	Includes 26,250 shares of common stock that Dr. Pierce has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(16)	Includes 30,416 shares of common stock that Dr. Pizzo has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.
(17)	Includes the number of shares beneficially owned by the named executive officers and directors listed in the table above, as well as (i) 144,855 shares of common stock held by Jung Choi, 71,426 shares of which would be subject to our right of repurchase, 25,000 shares of common stock held in The 2005 William Park and Jung Choi Family Trust and 60,205 shares of common stock that Ms. Choi has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options; (ii) 3,222 shares of common stock held by Peter Radovich, 12,500 shares of common stock held in The Radovich Family Trust and 88,946 shares of common stock that Mr. Radovich has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options; and (iii) 58,204 shares of common stock held by Hing L. Sham, Ph.D., 4,640 shares of which would be subject to our right of repurchase and 62,474 shares of common stock that Dr. Sham has the right to acquire from us within 60 days of March 31, 2017 pursuant to the exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2016, except that one Form 4 filed on behalf of Dr. Love, to report the repurchase of unvested restricted stock that was forfeited, was filed late due to administrative error.

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.globalbloodtx.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2016 with the Company’s management and KPMG LLP. In addition, the Audit Committee has discussed with KPMG LLP, with and without management present, their evaluation of the Company’s internal controls over financial reporting and overall quality of the Company’s financial reporting. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (formerly SAS 61), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board Rule 3526 and the Audit Committee discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2016.

The Audit Committee and the Board of Directors have recommended the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

AUDIT COMMITTEE

SCOTT W. MORRISON, CHAIRMAN
DEVAL L. PATRICK
MARK L. PERRY

HOUSEHOLDING OF PROXY MATERIALS

We have made available a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, Annual Report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and would like to consent to a mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report and proxy materials for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of American Stock Transfer & Trust Company, LLC (“AST”), at One Embarcadero Center, Suite 530, San Francisco, CA 94111.

Registered stockholders who have not consented to householding will continue to receive copies of Annual Reports and proxy materials for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of Annual Reports or proxy statements for all registered stockholders residing at the same address by contacting AST as outlined above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this Proxy Statement is our Annual Report. Copies of our Annual Report are available free of charge on our website at www.globalbloodtx.com or you can request a copy free of charge by calling Investor Relations at (415) 946-1090 or sending an e-mail request to investor@globalbloodtx.com. Please include your contact information with the request.

By Order of the Board of Directors,
Global Blood Therapeutics, Inc.

/s/ Ted W. Love, M.D.
Ted W. Love, M.D.
President and Chief Executive Officer

April 28, 2017

GLOBAL BLOOD THERAPEUTICS, INC. 400 EAST JAMIE COURT, SUITE 101 SOUTH SAN FRANCISCO, CA 94080

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28324-P90083             KEEP THIS PORTION FOR YOUR RECORDS

— — — — —  —  —  — — —  —  —  — — — —  —  — —  — —  —  —  —  —  —  — —  —  — —  —  —  —  —  —  —  — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLOBAL BLOOD THERAPEUTICS, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of the two Class II Directors.

Nominees:

01) Willie L. Brown, Jr. 02) Philip A. Pizzo, M.D.

The Board of Directors recommends you vote FOR Proposal 2.					For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.					☐	☐	☐
3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

In his or her discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL” in Proposal 1 and “FOR” Proposal 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, Proxy Card and The Annual Report on Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

E28325-P90083

GLOBAL BLOOD THERAPEUTICS, INC.

Annual Meeting of Stockholders

June 20, 2017 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ted W. Love, M.D. and Jeffrey Farrow, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLOBAL BLOOD THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, PDT on June 20, 2017, at the offices of Global Blood Therapeutics, Inc., 400 East Jamie Court, Suite 101, South San Francisco, California 94080, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

V.1.1